Exhibit 107.1

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Metsera, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, $0.00001 par value per share	Rule 457(a)	19,765,625	$17.00	$336,015,625	0.00015310	$51,444

Fees Previously Paid	Equity	Common stock, $0.00001 par value per share	Rule 457(o)	—	—	$100,000,000	0.00015310	$15,310

	Total Offering Amounts					$336,015,625		$51,444

	Total Fees Previously Paid							$15,310

	Total Fee Offsets							—

	Net Fee Due							$36,134

(1)	Includes 2,578,125 shares of common stock that the underwriters have the option to purchase.